Exhibit 4.22

[Informal translation from Hebrew]

Agreement
Concluded and signed in Yavne on the 15 of the month of July 2012 between

G. Willi-Food International Ltd.
of 4 Nahal Harif St., Industrial Zone, Yavne
(Hereinafter:"Willi-Food")
On one side

and

Willi-Food Investments Ltd.
of 4 Nahal Harif St., Industrial Zone, Yavne
(Hereinafter: "Investments")
On the other side

Whereas
Willi-Food is a public company whose shares are listed on the NASDAQ stock exchange in New York, dealing with locating food suppliers and food sources, operating in the field of food imports (hereinafter referred to as "Food Products"), and marketing in Israel through various wholesalers;

And whereas
Willi-Food is not interested in opening stores for the retail sale of  Food Products, since, among other things, such an activity would be interpreted as competition against its own customers and because this is not within the scope of its activities;

And whereas
Investments is a public company whose shares are admitted to trading on the Tel Aviv Stock Exchange, a company which is the controlling shareholder of Willi-Food (according to the definition of that term in the Securities Law, 5728-1968), which has opened a pilot store for retail sales, which may open additional stores in the future (hereinafter: "the Store") and which is interested from time to time in purchasing Food Products from Willi-Food, from its range of food items, and in selling them in the Store, which it is planning to qualify as a flagship store for Willi-Food products and to use such Store as a focus group for new Food Products that Willi-Food intends to import (as far as Willi-Food will import them);

And whereas
the Audit Committee of Willi-Food has approved the alliance proposed in this Agreement, and after it examined its conditions, including the business conditions and the commitments of the parties in the Agreement, has found them advantageous to Willi-Food, and the Board of Directors of Willi-Food has approved the proposed alliance in the present Agreement, subject to the submission of the present Agreement to the approval of the general meeting of shareholders of Willi-Food as a deal between Willi-Food and Investments, the controlling shareholder, in accordance with the Companies Law, 5759-1999;

And whereas
the Audit Committee of Investments has examined the alliance proposed in the present Agreement, and after it examined its conditions, including the business conditions and the commitments of the parties within the framework of the Agreement, has found them advantageous to Investments, and the Board of Directors of Investments has approved the alliance proposed in the present Agreement;

It has therefore been concluded, declared and stipulated between the parties as follows:

1. Introduction and titles

A.	The introduction to this Agreement is an integral part of it and is binding as are the remainder of its provisions.
B.
The titles of the clauses of this Agreement are provided solely for purposes of convenience; they are not part of the agreement and must not be taken into consideration in the interpretation of any provision of the Agreement or in determining its validity or scope.

2. The Declarations and Commitments of Investments

Investments hereby declares and commits itself to:

A.
Acquire from Willi-Food and keep in the Store (and in other stores to the extent of their opening) a variety of Food Products, so that the Store will give the impression of being the brand-name store of "Willi-Food" and of the other brands marketed by it, and will serve as a flagship store for the Food Products. It is hereby made clear that Investments will acquire a variety of Food Products at its sole discretion, without any obligation to purchase minimum quantities, and that Willi-Food knows that Investments intends to sell the products of various third parties in the store in the context of the full range of products it will offer to its customers.

B.	Put up signs in the store which mention the various brand names of Willi-Food and promote the brand name "Willi-Food" on the premises.
C.
Store the dry, cold and frozen Food Products it will purchase from Willi-Food in places appropriate for storage of those Food Products, such as in refrigerators or in freezers, in conditions which suit the various items, and will ensure that Food Products are also sold to consumers in good condition.

D.	Manage the inventory of the Food Products it will purchase from Willi-Food, taking into account their expiration dates.
E.
Acquire from time to time from Willi-Food, at the request of Willi-Food, new products in order to examine the feasibility of their import and marketing in Israel, and will advise Willi-Food about the degree of success in their sales and about customer reaction to them.

F.
To avoid any ambiguity, it is hereby stated that Investments will cover all costs associated with the Store (and additional stores to the extent of their opening) and its operations and that it will have no right to put forward claims and/or requests against Willi-Food in respect to those costs.

3. The Declarations and Commitments of Willi-Food

Willi-Food hereby declares and commits itself as follows:

A.	It is qualified, experienced, professional and with the necessary knowledge in the import and the storage of Food Products.
B.
That all Food Products it will supply to Investments will comply with all the applicable standards and will possess all the regulatory certificates which are necessary for the marketing of Food Products in Israel, and that the products delivered to the Store will be of the highest quality.

C.
Willi-Food will insure the Food Products with an insurance policy for risks related to the responsibility for the products, in order to cover Investments against any damage or any compensation in respect to the sale of the mentioned Food Products.

D.
It is not interested in opening stores such as the Store for the retail sale of Food Products, the reason being, among other things, that such an action would be interpreted as competition against its own customers, and since it is not within the framework of its field of activity.

E.
It is aware of the fact that the Store will be used to advance the marketing of the Food Products of "Willi-Food", increase the public's awareness of its brand, and also serve as a focus group for the new Food Products that Willi-Food is interested in introducing.

4. The Commercial terms - the sale of the Food Products

A.
Investments will acquire Food Products from Willi-Food according to a fixed price list calculated on the basis of the cost prices to Willi-Food, to be increased by 21% (from the mentioned cost price), with payment terms of current month plus 75 days.

B.	The Food Products will be delivered to the Store by Willi-Food according to orders placed by Investments, no later than current day plus 48 hours.
C.
In exchange for advertising and for the promotion of the brand that Investments will supply to Willi-Food, as mentioned above, Investments will be entitled to a monthly sum of NIS 15,000 per store (and for any additional store to the extent of its opening).

D.
Investments will be entitled to the participation of Willi-Food in two sales campaigns it will organize during each calendar year (before Passover and before the holidays of the month of Tishrey) for an amount of NIS 50,000 per Store (and for any additional store to the extent of its opening) for each sales campaign. Investments will not be entitled to participation by Willi-Food in other marketing campaigns it will organize.

E.	Investments will be entitled to participation from Willi-Food for shelving and refrigeration for a one-time amount of 120,000 NIS per store (and for any additional store to the extent of its opening).
F.	Investments will be entitled to participation from Willi-Food in costs of maintaining order for the amount of 3% of its total monthly purchases of Food Products from Willi-Food.
G.	Investments will be entitled to an end of the year reduction (annual bonus) for an amount of 5% of the value of the purchase of Food Products from Willi-Food.
H.	Investments will be fully entitled to return the Food Products.
I.
The Value Added Tax will be applied, in accordance with the law, to any payment which will be made according to the present Agreement against the presentation of an invoice by the party receiving the payment. A certificate of exemption from deduction of tax at source, as well as a certificate proving that books are kept according to law, must be presented.

5. The Validity of the Agreement

A.
The Agreement is valid for a period of three years from the date of its signature and it is subject to the approval of the general meeting of shareholders of Willi-Food (as indicated in the introduction to the present Agreement).

B.	The Agreement shall be renewed for periods of 12 months if one of the parties does not announce its intention to cancel it, and everything will be subject to its validity in accordance with any law.
C.	Each party has the right to terminate this Agreement, with written notice to be presented six months in advance.

6. Responsibility

A.
Willi-Food will bear responsibility under the law for all defects and/or damage to the Food Products if the defect developed until the delivery to Investments. Investments will be responsible under the law for all defects and/or damages in the Food Products from the moment of their delivery to Investments and/or to its representatives.

B.
Each party (hereinafter: "the Responsible Party") must indemnify the other party immediately on first demand when that other party, facing a final verdict, must pay a third party for matters that are under the responsibility of the party in accordance with the present Agreement and/or according to any law. To avoid any doubt, each party, as applicable, shall notify the other party about the reception of any claim, will enable the other to prepare its defense and will cooperate with it in that defense. In case any party, according to the circumstances, will try to reach a compromise about a claim with a third party, it will do so only with the consent of the other party, in advance and in writing.

C.
Without limiting the generality of what is stated above, Willi-Food will bear the responsibility which falls on the producing entity under the Act of Liability for Defective Products, from the year 5740-1980.

7. General

A.
This Agreement fully expresses the complete and exhaustive consents between the parties regarding the sale of Food Products. All promises, obligations or representations expressed with respect to this Agreement, and which have not been given an explicit expression, are hereby canceled.

B.
The modification of any instruction from the instructions in the present Agreement, or the renunciation of any rights from the rights granted by it or deriving from it, shall not be valid unless it is in writing and signed by both parties.

C.
Any notice or other document that has to be presented to the other side under the present Agreement will be made in writing, and the addresses of the parties will be those which appear at the beginning of the present Agreement, unless a party has notified the other party about a change of address, and any such notice shall be deemed to have been received by the receiving party 72 hours from the date of its dispatch by registered mail or at the time of delivery if delivered by hand.

D.	The parties agree that only the court in Tel Aviv-Jaffa, and not any other court, has exclusive authority of judgment for any matter related to this Agreement or deriving from it.

In witness whereof the parties have signed

_________________________                                                    _________________________
   Willi-Food Investments Ltd.                                                           G. Willi-Food International Ltd.